40-17G

March 6, 2014

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

RE: Rule 17g-1 Fidelity Bond Reporting

Dear Sir or Madam:

Pursuant to the reporting requirements of Rule 17g-1 of the Investment Company Act of 1940, as amended, attached with this submission are the following information with respect to the insured bond naming Saturna Capital Corporation, Saturna Brokerage Services, Inc., Amana Mutual Funds Trust, and Saturna Investment Trust as joint insureds:

(a) A copy of Investment Company blanket bond;

(b) A copy of resolution of board of directors;

(c) A document showing amount of single insured bond as relates to joint insured bond;

(d) The period for which premiums have been paid are from the effective date of the policy which is December 15, 2013 to December 15, 2014.

(e) A copy of agreement between the investment company and all other named insureds (“Joint Insured Bond Recovery Agreement”)

If you have any questions or require further information regarding this filing, please contact the undersigned at (360) 594-9900 Ext. 303.

Very Truly Yours,

/s/ Ethel B. Bartolome

Ethel B. Bartolome
Corporate Administrator

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